Watts, Griffis and McOuat
Consulting Geologists and Engineers

EXHIBIT 23.3

October 13, 2006

LETTER OF CONSENT

Lundin Mining Corporation

Dear Sirs:

I, John R. Sullivan, refer to the Registration Statement on Form 40-F of Lundin Mining Corporation dated October 13, 2006  (including all exhibits, the "Registration Statement").

I hereby consent to the use of the Watts, Griffis and McOuat Limited report titled "A Technical Review of the Galmoy Mine and Prospecting Licences Held by Arcon in the Irish-Midlands Republic of Ireland for Lundin Mining Corporation," dated April 22, 2005, of which I am an author, and the appearance of my name in the Registration Statement.

Yours very truly,

/s/ John R. Sullivan
Per: John R. Sullivan, B.Sc., P.Geo.

MK/ls

Dated: October 13, 2006

WATTS, GRIFFIS AND McOUAT LIMITED	Suite 400 • 8 King Street East • Toronto . Canada • M5C 1B5
Tel: (416) 364-6244 • Fax: (416) 864-1675 • Email: wgm@wgm.on.ca. Web: www.wgm.on.ca